Exhibit 99.1

NEWS RELEASE

ALBANY INTERNATIONAL ANNOUNCES PROPOSED ACTIONS
TO RESTRUCTURE MACHINE CLOTHING OPERATIONS IN EUROPE

Rochester, New Hampshire, October 5, 2017 – Albany International Corp. (NYSE:AIN) announced today that its subsidiary, Albany International France S.A.S. (“Albany France”), has initiated discussions with the employee Works Council regarding a proposal to restructure operations at the Company’s Machine Clothing production facilities in Sélestat, France. The proposed restructuring would reduce employment by approximately 54 positions.

Machine Clothing market conditions in Europe have continued to decline since an earlier restructuring in 2013. That restructuring, which resulted in reduced employment in the Sélestat location, was intended to improve the viability of both the Sélestat and St. Junien operations. Unfortunately, despite the best efforts and good faith of all parties, conditions globally, and especially in the European market supported by these locations, have continued to decline even further since 2012, leading to the current proposal. Global Machine Clothing sales were $582 million in 2016, compared to $693 million in 2012, a decline of 16%.

President and CEO Joseph Morone said, “As we have long reported, the market for Machine Clothing in the publication grades, particularly in Europe, has been deteriorating for over a decade, and continues to do so. As we described at the time, the 2013 restructuring was part of a deliberate but painful process of aligning our global capacity to the long-term structure of the machine clothing industry. This restructuring process has to date resulted in the closing of 13 plants across the globe, including eight in North America and four in Europe, and significant downsizing at other European plants, along with investment in new capacity in Asia and South America. While we had hoped that the 2013 actions would represent the last step in this global restructuring process, continued deterioration in the market for publication paper grades has driven the need for further restructuring in order to maintain Albany’s ability to compete in the markets we continue to serve.”

Consultations with the Works Council will be completed in accordance with applicable French legislation.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contacts:

Investors	Media
John Cozzolino	Heather Kralik
518-445-2281	801-505-7001
john.cozzolino@albint.com	heather.kralik@albint.com